UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The China Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2018

VOTE YOUR SHARES TO PROTECT THE CHINA FUND

FROM BEING LIQUIDATED

OR MERGED WITH OTHER FUNDS NOT FOCUSED ON CHINA

Stockholders of The China Fund, Inc. (the “Fund”):

At the Fund’s upcoming Annual Meeting of Stockholders, scheduled for March 27, 2018, you will have the opportunity to decide your Fund’s fate. It is very important that you take this opportunity to be heard.

Two dissident stockholders have made proposals that, if adopted, could force the Fund to liquidate or merge with other funds that have different objectives from ours. Your Board of Directors (the “Board”) strongly believes these dissident proposals are against the interests of the Fund and many of its stockholders. To protect the Fund, and ensure it can continue to serve you, please join with us in opposing the dissidents’ proposals. Vote the enclosed WHITE proxy card as recommended by your Board. Doing so is a vote:

FOR the re-election of Directors Joe Rogers and Richard Shore, who will continue to fight to protect the Fund, and

AGAINST the dissidents’ proposal to terminate (without replacing) the Fund’s portfolio manager, which would leave the Fund potentially unable to manage its investment portfolio.

To ensure your votes are counted, please vote as soon as you can.

The two dissident stockholders are City of London Investment Management Company Limited (“City of London”) and Emerging Markets Country Fund (“EMC”). The dissidents are trying to replace Mr. Rogers and Mr. Shore with nominees they apparently believe will serve their own selfish agendas. The dissidents also are proposing to terminate the Fund’s investment advisory and management agreements with Allianz Global Investors U.S. LLC (the “Termination Proposal”).

The Termination Proposal is a weapon to force the Fund to liquidate or merge with other funds the dissidents hold major interests in. City of London’s founder has publicly described this type of strategy as “the nuclear option.”

The Board unanimously recommends you REJECT the dissidents’ use of the nuclear option on your Fund. Do so by voting the enclosed WHITE proxy card as recommended by your Board. DO NOT vote any blue proxy card you may receive from City of London or EMC. Voting the WHITE proxy card will cancel any vote you previously may have given the dissidents and now wish to change.

The dissidents’ interests are not aligned with yours. The dissidents are pursuing a self-serving, short-termist agenda while misleadingly claiming to be fully aligned with you. Consider these facts:

•

Unless you have the resources to create and manage your own diversified portfolio of Chinese equities, you are not aligned with the dissidents and you should REJECT their proposals. Last year City of London repeatedly said the Fund has no future and should liquidate. It continues to advocate liquidation. City of London has the resources to re-invest liquidation proceeds in a diversified portfolio of Chinese equities similar to the Fund’s portfolio, and then manage that portfolio itself. Many other stockholders do not.

•

Unless you have big shareholdings in certain Aberdeen funds, you are not aligned with the dissidents and you should REJECT their proposals. City of London says if the Fund doesn’t liquidate it should consider merging with Aberdeen funds focused on various emerging markets in addition to China. City of London would benefit because it has big shareholdings in those Aberdeen funds. Many stockholders would not share that benefit.

•

Unless you want to destroy the Fund and its ability to continue managing its investment portfolio on your behalf, you are not aligned with the dissidents and you should REJECT their proposals. If the dissidents’ Termination Proposal is adopted, the Fund is likely to lose its ability to manage its portfolio. That makes sense for City of London because as it has publicly stated, it wants to force the Fund out of existence. Many stockholders appreciate the investment opportunity the Fund provides and don’t want to see it destroyed.

Destroying the Fund makes no sense because the Fund has delivered on its investment objectives.

•	For the year ended January 31, 2018, the Fund’s shares were up 56.26%, and net asset value (“NAV”) per share was up 45.28%.[1]

•	For the five year period ended January 31, 2018, the Fund’s annualized total return based on NAV (12.29%) exceeded the return on its benchmark (11.76%) over that period.[2]

Please vote the enclosed WHITE proxy card as recommended by your Board today. If you have already done so, thank you for your vote of confidence. We value the trust you have placed in us through your investment and thank you for your continued support.

Sincerely,

The China Fund, Inc.

Joe O. Rogers

Chairman

Further information is available at the Fund’s website, www.chinafundinc.com.

Follow us on Twitter at https://twitter.com/_chinafund and Facebook at https://www.facebook.com/chinafund.

IF YOU VALUE STRONG PERFORMANCE AND A LONG-TERM APPROACH INTENDED TO ENHANCE VALUE FOR ALL SHAREHOLDERS, PLEASE VOTE THE WHITE PROXY CARD!

If you would like more information about the Fund and its proxy fight with the dissident stockholders, we encourage you to contact your financial advisor or broker. You can also call the Fund’s proxy solicitor, D.F. King, toll free at (800) 207-3156, if you have any questions regarding the Annual Meeting or how to vote your shares.

•

Please do not return the dissident stockholders’ BLUE proxy card, even to vote against the dissident stockholders’ nominees, as this will cancel out any WHITE proxy card for the Fund that you have previously returned.

•

If for any reason you have already voted using the dissident stockholders’ BLUE proxy card, you have the right to change your vote by signing, dating and mailing back the Fund’s WHITE proxy card. Doing so will automatically cancel your earlier vote.

Additional Information

This communication may be deemed to be proxy solicitation material. In connection with the Fund’s 2018 Annual Meeting of Stockholders, the Fund filed a definitive proxy statement and other relevant documents, including a form of proxy card, with the SEC on February 5, 2018. The definitive proxy statement and a form of proxy have been mailed to the Fund’s stockholders. Stockholders are urged to read the Fund’s definitive proxy statement and any other documents filed by the Fund with the SEC in connection with the 2018 Annual Meeting because they contain important information.

Investors will be able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of the Fund’s definitive proxy statement and proxy card also are available without charge from the Fund’s proxy solicitor, D.F. King, who may be reached toll-free at (800) 207-3156.

The Fund and its directors and President are “participants” in the solicitation of proxies from stockholders of the Fund in connection with the 2018 Annual Meeting. Information regarding those persons is provided in the definitive proxy statement filed by the Fund with the SEC.

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Source: State Street Bank and Trust Company. Investment returns are historical and do not guarantee future results. Investment returns reflect changes in net asset value and market price per share during each period and assumes that dividends and capital gains distributions, if any, were reinvested. The net asset value (NAV) percentages are not an indication of the performance of a stockholder’s investment in the Fund, which is based on market price. NAV performance includes the deduction of management fees and other expenses. Market price performance does not include the deduction of brokerage commissions and other expenses of trading shares and would be lower had such commissions and expenses been deducted. The Fund’s benchmark is the MSCI Golden Dragon Index.

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